UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a‑12
STRATEGIC REALTY TRUST, INC.
(Name of Registrant as Specified in its Charter)

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STRATEGIC REALTY TRUST, INC.
SUPPLEMENT TO PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS
The following information updates and supplements Strategic Realty Trust, Inc.’s (the “Company”) definitive Proxy Statement filed with the U.S. Securities and Exchange Commission on April 3, 2019 (the “Proxy Statement”) regarding the 2019 Annual Meeting of Stockholders to be held on Thursday, June 20, 2019 (the “Annual Meeting”). To the extent the information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current. This supplement should be read in conjunction with the Proxy Statement. Capitalized terms used herein and not otherwise defined have the meanings provided in the Proxy Statement.
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On April 16, 2019, Terri Garnick notified the Company that she will resign as the Chief Financial Officer and Treasurer of the Company, effective April 16, 2019 (the “Effective Date”). Ms. Garnick’s decision was based upon personal considerations and is unrelated in any manner to any past, present or contemplated accounting or finance issue or to any disagreement over accounting treatment or policy. Ms. Garnick also resigned as Senior Vice President and Chief Accounting Officer of the Company’s property manager, Glenborough, on the Effective Date.
Effective April 16, 2019, the Board of Directors appointed Brad Kettmann, 39, to serve as Chief Financial Officer and Treasurer of the Company. As Chief Financial Officer, Mr. Kettmann will be the Company’s principal financial officer and will assume the responsibilities that were previously performed by Ms. Garnick, who acted as principal financial officer of the Company since January 22, 2014. As Treasurer, Mr. Kettmann will assume the responsibilities that were previously performed by Ms. Garnick, who acted as Treasurer of the Company since January 22, 2014.
Mr. Kettmann serves as Senior Vice President-Finance for Glenborough, a position he has held since January of 2018; he has previously held the positions of Manager – Special Projects, Manager – Finance and more recently Vice President-Finance. Since joining Glenborough in 2008, Mr. Kettmann has worked with lenders and brokers to negotiate and secure financing of over $1.0B for all of Glenborough’s managed portfolios and its investment affiliates, including SRT. In addition to his capital market responsibilities, Mr. Kettmann also assists with all investment functions such as acquisitions, dispositions and asset management of the funds and properties.  Mr. Kettmann also oversees all financial statement preparation, SEC reporting and cash management for Glenborough and its investment affiliates, as well as information technology. Prior to joining Glenborough, Mr. Kettmann previously held the positions of Senior Tax Analyst at Farallon Capital Management, LLC and a Senior Tax Consultant at Deloitte & Touche, LLP. Mr. Kettmann received his BS in Accounting from the Leavey School of Business at Santa Clara University, Santa Clara, CA.
Mr. Kettmann is not a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, nor is he a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000. Mr. Kettmann does not receive any compensation directly from the Company for his services as Chief Financial Officer and Treasurer.
Effective April 16, 2019, the Board of Directors appointed Julia Kholodenko, 38, to serve as Chief Accounting Officer of the Company. As Chief Accounting Officer, Ms. Kholodenko will be the Company’s principal accounting officer.
Ms. Kholodenko serves as Director of Financial Reporting for Glenborough, a position she has held since June of 2016. Ms. Kholodenko oversees financial statement preparation, SEC reporting, cash management, internal audit, external audit coordination, and tax returns for Glenborough and its investment affiliates. Before joining Glenborough, LLC, Ms. Kholodenko worked in the financial reporting field, most recently as Financial Reporting Manager at VMware, Inc. Ms. Kholodenko holds a Bachelor of Science degree in Business Administration from the University of San Francisco.
Ms. Kholodenko is not a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, nor is she a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds

$120,000. Ms. Kholodenko does not receive any compensation directly from the Company for her services as Chief Accounting Officer.
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Except as described above, this supplement does not amend or otherwise modify the Proxy Statement, the proposals to be acted on at the Annual Meeting or the recommendations of the board of directors in relation thereto. If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote. You retain the power to revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. You may revoke your proxy or change your vote by (1) notifying Mr. Batinovich, our Secretary; (2) attending the Annual Meeting and voting in person as described in the Proxy Statement under “Who is entitled to vote at the annual meeting?”; (3) if you received and returned a paper proxy card, returning another proxy card dated after your first proxy card, if we receive it before the Annual Meeting date; or (4) recasting your proxy vote via the Internet or by telephone. Only the most recent proxy vote will be counted and all others will be discarded regardless of the method of voting. If a broker or other nominee holds your stock on your behalf, you must contact your broker, bank or other nominee to change your vote.